Exhibit 99.2

Editorial Contact:	Investor Relations Contact:
Gwen Carlson	Scott Allen
Conexant Systems, Inc.	Conexant Systems, Inc.
(949) 483-7363	(949) 483-2698
CONEXANT CALLS FOR REDEMPTION OF REMAINING
FLOATING RATE SENIOR SECURED NOTES DUE 2010
Company Plans to Retire $61.4 Million of Senior Secured Debt in December 2009
          NEWPORT BEACH, Calif., Nov. 18, 2009 – Conexant Systems, Inc. (NASDAQ: CNXT) today announced that it will redeem the remaining $61.4 million of outstanding floating rate senior secured notes due in November 2010 on December 18, 2009. The notes will be redeemed at a cash redemption price equal to 101 percent of the principal amount of the notes, plus accrued and unpaid interest to the redemption date.
          A redemption notice is being sent to holders of the senior secured notes today. The redemption and payment of the notes will be made by The Bank of New York Trust Company, N.A., the trustee of the indenture governing the notes, in accordance with terms specified in the redemption notice and the redemption procedures of the trustee. The company plans to use cash on hand to fund the redemption.
          “The redemption of the final portion of our senior secured notes represents the achievement of another milestone for our company,” said Scott Mercer, Conexant’s chairman and chief executive officer. “Moving forward, we plan to continue working to strengthen our capital structure and improve our financial performance. With the recent completion of our business restructuring strategy, which included divestitures and significant operating-expense reductions, Conexant today is a leaner, more profitable company focused on delivering operational excellence and innovative solutions for imaging, audio, embedded-modem, and video applications. In each of these areas, we are preparing to introduce new products intended to strengthen the leadership positions our teams have built.”
About Conexant
     Conexant’s comprehensive portfolio of innovative semiconductor solutions includes products for imaging, audio, embedded-modem, and video applications.  Conexant is a fabless semiconductor company headquartered in Newport Beach, Calif.  For more information, visit www.conexant.com.

Safe Harbor Statement
          “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Conexant or its management “intends”, “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import and includes statements about the anticipated use of proceeds from the offering. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.
          These risks and uncertainties include, but are not limited to, our ability to continue to strengthen our capital structure and improve our financial performance, and introduce new product that can help strengthen our leadership positions in the markets we serve, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings.
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Conexant is a registered trademark of Conexant Systems, Inc.